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                                                                     Exhibit 4.5

                                                                [EXECUTION COPY]

                                AMENDMENT NO. 1

     AMENDMENT NO. 1 dated as of October 16, 2000 among GLOBAL CROSSING LTD., a Bermuda corporation ("Limited"), GLOBAL CROSSING HOLDINGS LTD., a Bermuda corporation ("GCHL"), GLOBAL CROSSING NORTH AMERICA, INC., a New York corporation ("GCNA" and, together with GCHL, the "Borrowers"; the Borrowers and Limited being referred to herein collectively as the "Obligor"), and THE CHASE MANHATTAN BANK, as Administrative Agent for the Lenders referred to below (in such capacity, together with its successors in such capacity, the "Administrative Agent").

     The Obligors, certain financial institutions (the "Lenders"), certain other parties and the Administrative Agent are parties to an Amended and Restated Credit Agreement dated as of August 10, 2000 (as in effect on the date hereof, the "Credit Agreement"). The Obligors and the Administrative Agent (having previously obtained the authorization of the Required Lenders referred to in the Credit Agreement) wish to amend the Credit Agreement in certain respects and, accordingly, the parties hereto hereby agree as follows:

     Section 1. Definitions. Except as otherwise defined in this Amendment,
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terms defined in the Credit Agreement (as amended hereby) are used herein as defined therein.

     Section 2. Amendment. Subject to the satisfaction of the applicable
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conditions to effectiveness specified in Section 5, but with effect on and after the date hereof, clause (d) of the definition of "Consolidated EBITDA" in
Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

          "(d) consolidated interest expense included in a consolidated income statement (without deduction of interest income) of the Restricted Persons for such period, whether paid or accrued and whether or not capitalized (and including without limitation or duplication (or, to the extent not so included, with the addition of) (i) the interest component of any deferred payment obligations, (ii) the interest component of all payments associated with Capital Lease Obligations, (iii) commissions, discounts and other fees and charges incurred in respect of Letter of Credit or bankers' acceptance financings, (iv) net payments or receipts (if any) pursuant to Hedging Agreements that relate to the hedging of interest rate fluctuations and (v) dividends paid in cash in respect of Disqualified Stock), plus".

     Section 3. Amendment. Subject to the satisfaction of the applicable
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conditions to effectiveness specified in Section 5, but with effect on and after the date hereof, Section 1.01 of the Credit Agreement is further amended as follows:

          (a) Section 1.01 of the Credit Agreement is amended by adding the following definitions in their appropriate alphabetic locations:

     "FSTI" means Frontier Subsidiary Telco Inc., a Delaware corporation.
      ----

     "FSTI Credit Agreement" means a credit agreement (in form and substance
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reasonably satisfactory to the Administrative Agent) between FSTI, ILEC Funding
Company, LLC, and certain other parties, together with one or more promissory notes issued thereunder, evidencing Indebtedness owing by FSTI to ILEC Funding Company, LLC (or other lenders party to such agreement) in an aggregate principal amount not exceeding $1,000,000,000 and with a final maturity date on or prior to April 10, 2002.

                                Amendment No. 1
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     "GCNA Guarantee" means a guaranty by GCNA (in form and substance reasonably
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satisfactory to the Administrative Agent) in respect of the Indebtedness outstanding under the FSTI Credit Agreement.

     (b) The last sentence of the definition of "Total Indebtedness" in Section
1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

          "For purposes of computing Total Indebtedness in determining compliance with Sections 2.11 (d) and 6.13, (i) the outstanding principal amount of the Indebtedness of the Restricted Persons shall be deemed reduced by an amount equal to the amount in excess of $100,000,000 of cash (other than cash held as collateral for any obligation other than the Obligations) on the consolidated balance sheet of the Restricted Persons as of such date and (ii) for so long as the GCNA Guarantee shall be in effect, the amount of Indebtedness of GCNA outstanding in respect thereof as of any date shall be deemed to be equal to the greater of (x) $200,000,000 and (y) the aggregate amount of outstanding Indebtedness under the FSTI Credit Agreement that is due and unpaid as of such date."

     Section 4. Representations and Warranties. The Obligors represent and
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warrant as of each effective date of this Amendment to each of the Lenders that:

          (a) Before and after giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement are true and correct in all material respects with the same effect as if made on the effective date hereof, except to the extent such representations and warranties expressly relate to an earlier date.

          (b) Immediately before and after giving effect to this Amendment, no Event of Default has occurred and is continuing.

     Section 5. Conditions to Effectiveness. The amendments set forth in
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Section 2 of this Amendment shall become effective as of the date hereof when the Administrative Agent (or its counsel) shall have received counterparts of this Amendment executed by the Obligors and the Administrative Agent (acting upon the authorization of the Required Lenders). The amendments set forth in
Section 3 of this Amendment shall become effective as of the date hereof when the Administrative Agent (or its counsel) shall have received (i) counterparts of this Amendment executed by the Obligors and the Administrative Agent (acting upon the authorization of the Required Lenders) and (ii) notification from Limited pursuant to the definition of "Unrestricted Subsidiary" in Section 1.01 of the Credit Agreement to the effect that Limited shall have designated FSTI (and any other LEC so specified) as an Unrestricted Subsidiary, together with a certificate of a Financial Officer of Limited specifying related calculations and otherwise in accordance with the terms of such definition.

     Section 6. Agreement. Except as specifically stated herein, the provisions
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of the Credit Agreement are and shall remain in full force and effect. As used therein, the terms "Credit Agreement", "herein", "hereunder", "thereinafter", "hereto", "hereof" and words of similar import shall, unless the context otherwise requires, refer to the Credit Agreement as amended hereby.

     Section 7. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND
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CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     Section 8 Counterparts. This Amendment may be executed in one or more
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counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.


                                Amendment No. 1
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     Section 9. Expenses. Without limiting the obligations of the Borrowers
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under Section 9.03(a) of the Credit Agreement, the Borrowers agree to reimburse the Administrative Agent for all out-of-pocket expenses incurred by the Administrative Agent in connection with this Amendment, including the reasonable fees, charges and disbursements of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Administrative Agent.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

                           GLOBAL CROSSING LTD.


                           By /s/ Dan J. Cohrs
                              ----------------------------
                              Name:  Dan J. Cohrs
                              Title: Senior Vice President

                           GLOBAL CROSSING HOLDINGS LTD.


                           By /s/ Ian McLean
                              ----------------------------
                              Name:  Ian McLean
                              Title: President


                           GLOBAL CROSSING NORTH AMERICA, INC.


                           By /s/ James G. Dole
                              ----------------------------
                              Name:  James G. Dole
                              Title: Treasurer


                           THE CHASE MANHATTAN BANK,
                            as Administrative Agent


                           By /s/ Edmond DeForest
                              ----------------------------
                              Name:  Edmond DeForest
                              Title: Vice President



                                Amendment No. 1
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